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                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                 OMB APPROVAL
                                              WASHINGTON, D.C. 20549                                       -------------------------
FORM 5                                                                                                     OMB Number      3235-0362
                                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                            Expires: February 1, 1994
/  / Check box if no longer                                                                                Extimated average burden
     subject to Section 16.                                                                                hours per response....1.0
     Form 4 or Form 5 obli-  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
     gations may continue.   Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company
     See Instruction 1(b).                                             Act of 1940.
/  / Form 3 Holdings Reported
/  / Form 4 Transactions Reported
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1. Name and Address of Reporting Person         2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
Jenkins           Wilbur           M.              Premier Financial Bancorp, Inc. - PFBI         X  Director           10% Owner
----------------------------------------           ----------------------------------------      ---                ---
(Last)            (First)           (Middle)    3. IRS or Social Security  4. Statement for          Officer (give      Other
                                                   Number of Reporting        Month/Year         ---          title --- (specify
                                                   Person (Voluntary)                                         below      below)

1482 Cincinnati Road
                                                                                12/2000          -----------------------------------
----------------------------------------           -----------                ----------
(Street)                                                                   5. If Amendment,
                                                                              Date of Original
                                                                              (Month/Year)


                                                                              ----------
Georgetown         KY              40324
----------------------------------------
(City)          (State)        (Zip Code)
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                                        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                2. Trans-  3. Trans-    4. Securities Acquired (A)   5. Amount of     6. Owner-   7. Nature of
   (Instr. 3)                          action     action       or Disposed of (D)           Securities       ship        Indirect
                                       Date       Code         (Instr. 3, 4 and 5)          Beneficially     Form:       Beneficial
                                                  (Instr. 8)                                Owned at         Direct      Ownership
                                      (Month/                                               end of           (D) or      (Instr. 4)
                                       Day/    ---------------------------------------      issuer's         Indirect
                                       Year)                  Amount   (A) or   Price       Fiscal Year      (I)
                                                                       (D)                  (Instr. 3 and 4) (Instr.4)
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Common Stock                          12/--/00                 1500     D        6.00         125,000         D
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                                                                                                                              (Over)
Reminder:  Report on a separtate line for each class of securities beneficially owned directly or indirectly.        SEC 2270 (3/91)
                                           (Print or Type Responses)

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FORM 5 (CONTINUED)                  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                            (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security     2. Conver-         3. Trans-     4. Trans-     5. Number of                  6. Date Exer-
   (Instr. 3)                          sion or            action        action        Derivative                    cisable and
                                       Exercise           Date          Code          Securities Ac-                Expiration
                                       Price of          (Month/        (Instr. 8)    quired (A) or                 Date
                                       Deriv-             Day/                        Disposed of                   Month/Day/
                                       ative              Year)                       (D)                           Year)
                                       Security                                       (Instr. 3, 4, and 5)
                                                                                                                 -------------------

                                                                                                                   Date      Expir-
                                                                                    ----------------------         Exer-     ation
                                                                                      (A)         (D)              cisable   Date
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NONE
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7. Title and Amount of Under-           8. Price       9. Number         10. Owner-             11. Nature
   lying Securities                        of             of Deriv-          ship                   of Indirect
   (Instr. 3 and 4)                        Deriv-         ative              of Deriv-              Beneficial
                                           ative          Securities         ative Security:        Ownership
                                           Security       Beneficially       Direct (D) or          (Instr. 4)
 ---------------------------               (Instr. 5)     Owned at           Indirect (I)
                                                          End of Year        (Instr. 4)
                  Amount or                               (Instr. 4)
     Title        Number of
                  Shares
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Explanation of Responses:




                                                                                /s/  Wilbur Jenkins                   01/17/01
                                                                                -------------------------------      ----------
**Intentional misstatements or omissions of facts constitute                    **Signature of Reporting Person         Date
  Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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